Contact:
Laurence S. Levy Chairman of the Board and Chief Executive Officer Hyde Park Acquisition Corp. (212) 644-3450

FOR IMMEDIATE RELEASE

HYDE PARK ACQUISITION CORP.’S
SECURITIES TO COMMENCE SEPARATE TRADING

New York, New York, March 22, 2007 - Hyde Park Acquisition Corp. (OTC Bulletin Board: HYDQU) announced today that EarlyBirdCapital, Inc., the representative of the underwriters for the Company’s initial public offering of units which took place on March 13, 2007, has notified the Company that separate trading of the common stock and warrants underlying the units would commence on or about March 27, 2007. The common stock and warrants will be quoted on the OTC Bulletin Board under the symbols HYDQ and HYDQW, respectively. EarlyBirdCapital, Inc. acted as representative of the underwriters for the initial public offering. A copy of the prospectus may be obtained from EarlyBirdCapital, Inc., 275 Madison Avenue, New York, New York 10016.

Hyde Park Acquisition Corp. is a newly formed blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. The Company’s efforts in identifying a prospective target business will not be limited to a particular industry or geographic location, although it intends to focus on companies in the United States operating in various industries including infrastructure, logistics and distribution and manufacturing.

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